Technology Publishing Completes 8 for 1 Forward Split

VANCOUVER, BC, September 24, 2009 – Technology Publishing, Inc. (OTCBB: TEGZ) (the “Company”) today announced that following receipt of FINRA approval, the Company has effected an eight (8) for one (1) forward split of shares of outstanding common stock of the Company effective September 24, 2009. In connection with the reverse split, the Company’s stock symbol commenced trading under the new symbol “TEGZ.OB” on the OTC Bulletin Board effective on September 24, 2009.

The forward split resulted in the increase in the number of issued and outstanding shares of common stock of the Company on the basis of eight (8) new shares for every one (1) old share. As a result, the Company currently has approximately 81,640,000 issued and outstanding shares of common stock.

On behalf of the Board of Directors

Slawek Kajko, President

Contact:

Technology Publishing, Inc.

Slawek Kajko

(416) 767-2495

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